NUMBER C-0

Incorporated under the laws of the State of Delaware

SHARES

Bonanza One, Inc.

Total Authorized Issue 110,000,000 Shares

100,000,000 Shares $0.0001 Par Value
Common Stock

10,000,000 Shares $0.0001 Par Value
Preferred Stock

See Reverse for Certain Definitions

This is to certify that **SPECIMEN** is the owner of

Fully Paid and Non-Assessable Shares of Common Stock of

Bonanza One, Inc.

transferable only on the books of the Corporation by the holder thereof in person or by a duly authorized Attorney upon surrender of this Certificate properly endorsed.

Witness, *the seal of the Corporation and the signatures of its duly authorized officers.*

Dated

Secretary

President